EXHIBIT 12

                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                       MERCURY U.S. HIGH YIELD FUND, INC.



      Fund Asset Management, L.P., the holder of $100,000 of shares of common stock, par value $0.001 per share, of Mercury U.S. High Yield Fund, Inc., a Maryland corporation (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.


                                            FUND ASSET MANAGEMENT, L.P.
                                            By:
                                               -------------------------------
                                                     Authorized Officer

Dated:  August 30, 2000